Exhibit 10.10

MASTER LEASE AGREEMENT

between

the OWNERS LISTED ON EXHIBIT A HERETO,

as Lessor

and

HARMONY LIVING CENTERS LLC, RIVERVIEW VILLAGE, LLC AND HARMONY OF FRANKLIN, LLC

as Lessee

i

TABLE OF CONTENTS

(continued)

ii

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Lease”) dated as of January 9th, 2007 (the “Effective Date”), is made and entered into between the Owners (as defined below, which are individually and collectively, Lessor”), and Harmony Living Centers LLC (“HLC”), Riverview Village, LLC (“RV”) and Harmony of Franklin, LLC (“HOF”), all Wisconsin limited liability company (HLC, RV and HOF are individually and collectively, “Lessee”).

Preliminary Statement

The twenty (20) real properties subject to this Lease (collectively, the “Properties” and singularly, a “Property”) are generally described on Exhibit A hereto, and more particularly described on Exhibit A-1 hereto. The Properties are all assisted living facilities (each, an “ALF”), all of which Properties together shall comprise a portfolio that will be administered hereunder by Lessee (the “Portfolio”).  This Lease is intended to set forth terms applicable to the Portfolio.  Lessee and its Affiliates (defined in Section 1.03(b) below) shall have exclusive and sole control over the operation of business conducted at the Properties and all healthcare and other services provided to residents of the Properties.  This Lease shall commence upon the closing of the acquisition of the Properties by Owners pursuant to an Agreement of Sale between and among Wakefield Capital, LLC (and its assignees or designees) and RV, HOF and HLC dated as of October 18, 2006, as amended (the “Sale Agreement”).

Recitals

WHEREAS, on the Effective Date, Owners acquired title to the Properties, with the identity of the respective Owner and the particular Property owned by such Owner set forth on Exhibit A hereto;

WHEREAS, the Owners collectively constitute “Lessor” for the purposes of this Lease;

WHEREAS, Lessor and Lessee desire to enter into this Lease to govern the administration by Lessee of the Portfolio; and

WHEREAS, Lessor and Lessee desire that this Lease shall be deemed a single lease pursuant to which the Portfolio is leased as a whole to Lessee;

NOW, THEREFORE, Lessee, in order to induce Lessor to enter into this Lease, to the extent permitted by law:

A.            Agrees and acknowledges, and is forever estopped from asserting to the contrary, that this Lease is a single lease pursuant to which the collective Properties are demised as a whole to Lessee;

B.            Agrees and acknowledges, and is forever estopped from asserting to the contrary, that this Lease does not in any manner make Lessee the partner, joint venturer or agent of Lessor;

C.            Agrees and acknowledges, and is forever estopped from asserting to the contrary, that if, notwithstanding the provisions of this Preliminary Statement and Recitals, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other Applicable Laws to constitute multiple leases demising multiple Properties, that such multiple leases could not, by the debtor, trustee, Lessee or any other party, be selectively or individually assumed or rejected;

D.            Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the United States Bankruptcy Code Section 365 (11 U.S.C. §365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume or reject the multiple leases that will be governed and administered pursuant to this Lease following a determination or finding in the nature of that described in the foregoing Recital.

ARTICLE I

Section 1.01         Recitals Incorporated/Lease of Properties.

The foregoing Introduction, Preliminary Statement, Recitals are hereby incorporated herein as if fully restated verbatim here as a substantive portion of this Lease.  Upon and subject to the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Properties, further consisting of:

(a)           the parcels of land more particularly described in Exhibit A and Exhibit A-1 hereto, and made a part hereof for all purposes respectively having street addressees as set forth in such Exhibit A together with all of Lessor’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such parcels of land and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting such parcels of land (collectively, the “Land”); and

(b)           subject to Section 3.01 of this Lease, all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings, including, but not limited to, all other building systems and fixtures necessary to the operation of the buildings, but excluding all personal property now or hereafter belonging to Lessee and Severable Property (collectively, the “Improvements”).

Section 1.02         Title and Condition.

The Properties are leased to Lessee in their present condition without representation or warranty by Lessor and subject to: (i) the existing state of title; and (ii) all Applicable Laws now or hereafter in effect.  Lessee has detailed knowledge of, and familiarity with, the Properties and title to the Properties and has found all of the same satisfactory for all purposes.  Lessee waives any claim or action against Lessor in respect of the past and present condition of the Properties. LESSOR LEASES AND WILL LEASE AND LESSEE TAKES AND WILL TAKE THE PROPERTIES AS IS.

Section 1.03         Use.

(a)           Lessee may only use and occupy the Properties solely for the purpose of operating the assisted living facilities currently located at the Properties, and any other use shall require Lessor’s prior written consent.  Lessee covenants that it will obtain and maintain all approvals, licenses and permits needed to use and operate the Properties for their current use under Applicable Laws.  Lessee covenants and agrees that it will operate the Property in accordance with and in a manner consistent with prudent operating practices for similar facilities, with a standard and level of care no less than the standard prevailing as a whole at the Properties on the Effective Date, and that Lessee will maintain its certifications for reimbursement, if any, and licensure and its accreditation, if compliance with accreditation standards is required to maintain the operations of the Properties.  Lessee acknowledges that Lessor will have no, and has never had any, involvement in operations or control of the Properties or care of the residents.  Lessee shall furnish, within the time period required by each applicable agency after the conclusion of any permitted appeals by Lessee, a plan of correction for any deficiency cited by any regulatory or licensing agency or generated from any survey or report for any Property, and Lessee shall also simultaneously furnish or cause to be furnished to Lessor a copy of such plan of correction, and shall correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in any program for their existing residents or for new residents to be admitted, by the date required for cure by such agency (plus extensions granted by such agency, and after the conclusion of any permissible appeals by Lessee).  Lessee further covenants and agrees that Lessee’s use of the Properties and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Applicable Laws.

(b)           Unless otherwise agreed to in writing by Lessor (i) Lessee shall cause the Properties to be managed and operated at all times by Lessee or an Affiliate of Lessee (although Lessee shall remain liable for its obligations under this Lease notwithstanding any management by an Affiliate of Lessee, and Lessee shall inform Lessor in writing prior to delegating any management duties to any Affiliate), (ii) except with respect to an Affiliate of Lessee, Lessee shall not enter into any agreement (oral or written) with respect to such management and leasing activities unless the terms thereof and the proposed manager or leasing agent have been approved in writing by Lessor, (iii) all such management or leasing agreements must be in writing, and (iv) all management or leasing agreements (including but not limited to any such agreements with an Affiliate of Lessee) must contain provisions to the effect that (A) the obligation of Lessee to pay management fees is expressly subordinate to its obligation to pay the Rent, and (B) the manager shall not have the right to collect any management fees during the continuance of an Event of Default.  For the purposes of this Lease, an “Affiliate” of a person or entity shall mean any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the subject person or entity.  The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a person or entity, whether through the ownership of at least 51% of the voting securities or other ownership interest, by contract or otherwise.

(c)           Lessee shall neither suffer nor permit the Properties or any portion thereof, to be used in such a manner as to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of any Property or any portion thereof.  Lessee shall not knowingly use or occupy or permit any of the Properties to be used or occupied, nor knowingly do or permit anything to be done in or on any of the Properties, in a manner which would (i) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (ii) without Lessor’s consent, make void or voidable, cancel or cause to be canceled or release any material warranty, guaranty or indemnity running to the benefit of the Properties or the Lessor, (iii) cause structural injury to any of the Improvements, or (iv) constitute a public or private nuisance or waste.

Section 1.04         Term.

This Lease shall be for an initial term of ten (10) years beginning as of the Effective Date and ending at midnight on the last day of the one hundred and twentieth (120th) full calendar month following the Effective Date (the “Initial Term”).  The time period during which this Lease shall actually be in effect, including, as applicable, the Initial Term and any Extended Term as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the “Term” or “Lease Term.”

Section 1.05         Options To Extend the Term.

Unless an Event of Default has occurred and is continuing at the time any such option is otherwise exercised or at the time that the Term would otherwise expire, Lessee shall have the right and option to extend the Lease Term for two additional periods of five (5) years each, each commencing at midnight on the day on which the then existing term of this Lease expires (each, an “Extended Term”, and the “Term” shall include any validly exercised Extended Term).  In order to validly elect its right to an Extended Term, Lessee must deliver written notice of such exercise to Lessor no later than six (6) months and not earlier than nine (9) months prior to the expiration of the then existing Term (otherwise Lessee’s right to the Extended Term shall be null and void).  If Lessee timely and properly exercises its right to an Extended Term, the Basic Rent due shall be as set forth in Section 1.06(b) below and all other terms and conditions of this Lease shall be applicable during the Extended Term (other than that Lessee shall have no further right to extend the Term beyond the second Extended Term, and shall not have the right to the second Extended Term if Lessee has not validly exercised its rights to the initial Extended Term).

Section 1.06         Rent.

(a)           During the Term, Lessee shall pay to Lessor as basic rent for the Properties an annual aggregate amount, payable in equal monthly installments, as set forth on Exhibit B attached hereto (“Basic Rent”) , which aggregate initial annual amount is equal to $8,000,000.00.

The Basic Rent allocable to each of the Properties is as set forth on Exhibit B, as may be revised from time to time.  If the first or last month of the Term is a partial month, the Basic Rent and any other sums due under the Lease shall be prorated according to the actual number of days in such month that this Lease is in effect.  Upon the conclusion of the initial twelve (12) full calendar months of the Term, and upon each successive consecutive twelve (12) month period thereafter, the annual Basic Rent shall be increased to the product of (x) the prior year’s Basic Rent and (y) the percentage increase (but not decrease) in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup “All Items” (1982-1984+10%) (“CPI”) over the CPI in effect on the preceding adjustment date (or in effect on the Effective Date, in the case of the first adjustment under this Section 1.06), provided that the annual increase under this Section 1.06 shall not exceed 2.5% in any event, and, if the method of calculating CPI is changed at any time during the Lease Term, then the escalator shall be CPI calculated by the method in effect on the Effective Date, if reasonably determinable, or, if not reasonably determinable, 2.5% per annum.  Lessee shall pay Basic Rent to Lessor (or to any Lessor’s Mortgagee, upon Lessor’s request) by wire transfer, in immediately available funds, as follows:

Bank: Bank of America
ABA Routing #:	026009593
Account Number:	0039 3334 0067
Account Name:	Wakefield Capital, LLC
2 Wisconsin Circle
Suite 540
Chevy Chase, MD 20815

or at such other address or to such other person as Lessor from time to time may designate.  Lessor shall give Lessee not less than thirty (30) days’ prior written notice of any change in the address to which such payments are to be made.  If the party entitled to receive Basic Rent or such party’s address shall change, Lessee may, until receipt of notice of such change from the party entitled to receive Basic Rent immediately preceding such change, continue to pay Basic Rent and additional charges to the party to which, and in the manner in which, the preceding installment of Basic Rent or additional charges, as the case may be, was paid.  All installments of Basic Rent shall be paid in advance on or before the tenth (10th) of each month, except for any Basic Rent due for the rental of the Properties during the first month of the Term which shall be payable in advance on or before the Effective Date.  If such payment date is not a business day, the installment of Basic Rent shall be payable on the next succeeding business day. Any rental payment made in respect of a period which is less than one month shall be prorated by multiplying the then applicable monthly rental by a fraction the numerator of which is the number of days in such month with respect to which rent is being paid and the denominator of which is the total number of days in such month.

(b)           Basic Rent at the beginning of any Extended Term shall be equal to the Basic Rent in the preceding year plus the CPI adjustment set forth in Section 1.06(a) above, not to exceed 2.5%.  The Basic Rent during each Extended Term shall be subject to the same annual CPI escalation (with the same 2.5% limitation) as provided in Section 1.06(a) above.

(c)           In addition to the Basic Rent, Lessee will pay and discharge as and when the same shall become due and payable all Impositions and all other amounts, liabilities and obligations which Lessee assumes or agrees to pay under this Lease.  In the event of any failure on the part of Lessee to pay any of the items referred to in the previous sentence, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.  Collectively, the items referred to in the first sentence of this Section 1.06(c) shall also constitute “Rent” due under this Lease.

(d)           If any installment of Rent, Basic Rent, or other payments owing by Lessee to Lessor under this Lease shall not be paid when due and such failure continues for ten (10) days after receipt by Lessee of written notice of such failure from Lessor, Lessee shall pay Lessor on demand, as an additional charge, a late charge equal to five percent (5%) of the amount of such late payment as well as interest on the delinquency equal to the “Late Rate” from the date due until paid.  The “Late Rate” shall be the lower of: (i) that per annum rate of interest which exceeds by two (2) percentage points the base rate most recently announced by Citibank, N.A., New York, New York, as its prime rate or (ii) the maximum rate permitted by Applicable Laws.

(e)           In addition to the Basic Rent set forth above, Lessee shall pay to Lessor the amount of Two Hundred Nine Thousand Seven Hundred Fifty-Five and 17/100 Dollars ($209,755.17) as “Additional Basic Rent”, which shall be payable over the initial nine (9) months of the Term in monthly amounts of Twenty-Three Thousand Three Hundred Six and 13/100 Dollars ($23,306.13), and shall be paid in the manner set forth above for the payment of Basic Rent.  Such Additional Basic Rent shall not be subject to any escalation.  In the event of any failure to pay Additional Basic Rent, Lessor shall be entitled to all of the rights and remedies set forth in this Lease for the non-payment of Rent.

Section 1.07         Lease Deposit.

(a)           On the Effective Date, Lessee must pay to Lessor for deposit into an interest bearing account with a financial institution selected by Lessor a lease deposit (the “Lease Deposit”) equal to two (2) months Basic Rent ($1,333,333).  Notwithstanding the foregoing, the amount of the required Lease Deposit shall increase to an amount equal to three (3) months Basic Rent should Lessee fail at any time during the Term to comply with the Rent Coverage Covenant set forth in Section 1.08 below for any two (2) consecutive fiscal quarters during the Term, and shall be further increased in the event such failure continues for a third (3rd) consecutive quarter as set forth in Section 1.08;  provided that if Lessee thereafter demonstrates its compliance with the Rent Coverage Covenant for two (2) succeeding consecutive fiscal quarters during the Term, Lessor shall reduce the required amount of the Lease Deposit to an amount equal to two (2) months of the then Basic Rent except to the extent that such amount has been applied to any of Lessee’s obligations under this Lease.

(b)           The Lease Deposit may be applied by Lessor toward payment of any unpaid Rent, damages or loss incurred as a result of Lessee’s failure to fully perform any of its obligations hereunder, without prejudice to any other Lessor remedy.  In the event Lessor so applies any portion of the Lease Deposit, Lessee shall immediately restore the Lease Deposit to its then required amount.  Lessor shall not be deemed a trustee as to any such Lease Deposit and shall have the right to commingle said Lease Deposit with its own funds.  Lessor shall deposit the Lease Deposit in an interest-bearing account reasonably selected by Lessor and Lessee, with interest being for the benefit of Lessee, to be paid to Lessee on a quarterly basis so long as no default by Lessee then exists under this Lease.

(c)           At Lessee’s option, the Lease Deposit may be provided by way of a letter of credit rather than a cash security deposit, the form of which shall be in a form reasonably acceptable to Lessor and from a financial institution reasonably acceptable to Lessor.  Any letter of credit shall be clean, irrevocable and unconditional, and contain an evergreen provision reasonably acceptable to Lessor.  Lessor may draw on any letter of credit, in whole or in part at Lessor’s election, without advance notice to Lessee at any time or from time to time on or after (1) the occurrence of any default and the expiration of any applicable notice and cure periods, (2) if Lessee, or anyone in possession of the Properties through Lessee, holds over, without Lessor’s written consent, after the expiration or earlier termination of this Lease, (3) Lessor is given notice by the issuer of the letter of credit that it is terminating the letter of credit and Lessee has not provided Lessor with a replacement letter of credit within the earlier of (i) ten (10) days after notice of such termination from Lessor or (ii) five (5) days prior to the effective date of such termination, (4) the letter of credit expires on a specified date by its terms and is not renewed or replaced at least ten (10) days in advance of its expiration date, or (5) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Lessee.  Lessor’s draw and application of all or any portion of the proceeds of the letter of credit shall not impair any other rights or remedies provided under this Lease or under Applicable Laws and shall not be construed as a payment of liquidated damages

(d)           In the event of a Transfer of any Lessor’s estate or interest in any of the Properties, Lessor shall have the right to transfer the Lease Deposit to the Transferee (or a portion thereof, in a proportion equal to the amount that the Basic Rent attributable to the Transferred Property bears to the overall amount of Basic Rent).  If the Lease Deposit is in the form of a letter of credit, Lessor shall pay any transfer or other fees charged by the issuing bank.  Lessor shall thereafter be considered released by Lessee from all liability for the return of the Lease Deposit (or portion thereof so transferred).  Lessee shall look solely to the transferee for the return of the Lease Deposit so transferred and it is agreed that all of the foregoing shall apply to every transfer or assignment made of the Lease Deposit to a new Transferee.

Section 1.08         Rent Coverage Requirement.

(a)           Lessee must achieve a Lease Coverage Ratio (i) after deduction of Assumed Management Fees, of not less than 1.10 to 1.00, and (ii) after deduction of Actual Management Fees, of not less than 1.00 to 1.00 ((i) and (ii) collectively referred to as the “Rent Coverage Requirement”).  Within forty-five (45) days of the end of each fiscal quarter, Lessee shall provide evidence to Lessor of the achievement of the Rent Coverage Requirement.  Lessee’s fiscal year begins on January 1st and ends on December 31st.

(b)           The Rent Coverage Requirement shall be tested quarterly during the Term.  In the event of a failure by Lessee to achieve the Rent Coverage Requirement for two (2) consecutive fiscal quarters during the Term, Lessee shall increase the Lease Deposit by one (1) additional month of Basic Rent so that the Lease Deposit equals three (3) months of Basic Rent as provided in Section 1.07(a) above (and failure to make such increase within five (5) business days of receipt of written notice from Lessor shall be an Event of Default under this Lease).  In the event that Lessee fails to achieve the Rent Coverage Requirement for a third (3rd) consecutive fiscal quarter, such failure shall be an Event of Default under this Lease, although Lessee can cure such Event of Default by, within thirty (30) days of the expiration of such third (3rd) consecutive fiscal quarter, further increasing the Lease Deposit by an amount which, if the same had been added to the Net Operating Income of the Properties on the last day of the period for which the Lease Coverage Ratio was calculated, would have resulted in the Rent Coverage Requirement being achieved.   Provided that there is no other outstanding default under this Lease, any amounts that Lessee has provided to Lessor under this Section 1.08 in order to increase the Lease Deposit and that have not been applied to Lessee’s obligations under this Lease will be released by the Lessor at such time as the Lessee provides the Lessor with evidence that the Rent Coverage Requirement has been achieved and maintained for two (2) succeeding consecutive fiscal quarters.

(c)           For the purposes of this Lease, “Lease Coverage Ratio” shall mean a ratio in which the numerator is the sum of Net Operating Income of the Properties with respect to the Applicable Period as set forth in the financial information required to be provided by Lessee to Lessor under Section 8.02 of this Lease, and the denominator is the Basic Rent with respect to the Applicable Period.  For the purposes of this Lease, “Net Operating Income” is defined as all income realized from revenues generated at or by the Properties less all fixed and variable operating expenses, including either the Assumed Management Fee or Actual Management Fees (depending on which coverage is being tested).  Extraordinary income (as defined by GAAP, non-cash expenses (such as depreciation and amortization), any interest payments and payments to Lessor under this Lease shall not be included as operating expenses that reduce income in order to determine “Net Operating Income”.  For the purposes of this Lease, “Applicable Period” shall mean the immediately preceding three (3) month period for the initial measurement of the Lease Coverage Ratio under this Lease, six (6) month period for the second measurement of the Lease Coverage Ratio under this Lease, nine (9) month period for the third measurement of the Lease Coverage Ratio under this Lease, and a twelve (12) month period for any measurement of the Lease Coverage Ratio under this Lease thereafter.  “Actual Management Fees” shall mean management fees paid or incurred (whichever is greater) by Lessee with respect to management of the Properties, if any.  “Assumed Management Fees” shall mean five percent (5%) of total patient revenues.

ARTICLE II

Section 2.01         Maintenance and Repair.

Lessee, at its own expense, will maintain the entirety of the Properties in as good repair, appearance and condition as would an ordinary, reasonable and prudent landowner (ordinary wear and tear excepted) and will take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which an ordinary, reasonable and prudent landowner would make to keep all parts of the Properties in good repair and condition (ordinary wear and tear excepted), provided however, unless same is required by Applicable Laws, Lessee shall not be required to maintain the Properties in a condition better than that existing on the date hereof, nor make capital improvements to the Properties in amounts that exceed the amounts funded into the Capital Replacement Account.  Lessor, and its contractors, subcontractors, servants, employees and agents, shall have the right to enter upon the Properties with reasonable prior notice to inspect same to ensure that the Properties are maintained as required by this Lease.

Section 2.02         Alterations, Replacements and Additions.

Lessee may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Properties shall not be lessened thereby to more than a de minimis extent, (ii) such work shall be completed in a good and workmanlike manner and in compliance with all Applicable Laws and the requirements of all insurance policies required to be maintained by Lessee hereunder, (iii) no structural alterations in excess of $25,000 per Property shall be made to the Improvements or structural demolitions conducted in connection therewith unless Lessee shall have obtained Lessor’s written consent, which consent shall not be unreasonably withheld, (iv) no additions, replacements or alterations, (other than cosmetic, interior or nonstructural alterations), which cost in excess of $25,000 per Property shall be made unless prior written consent from Lessor shall have been obtained (which consent shall not be unreasonably withheld), and (v) no Event of Default exists.  Cosmetic, interior or nonstructural alterations (including demolition or construction of interior demising walls that are non-structural and non load-bearing) that cost $50,000 or less per Property shall not require prior written consent from Lessor.  All additions and alterations of the Properties, without consideration by Lessor, shall be and remain part of the Properties (not subject to removal by Lessee upon termination) and the property of Lessor and shall be subject to this Lease.

Section 2.03         Contractors.

Lessee shall obtain Lessor’s prior written approval with respect to any contractor performing any work in connection with Section 2.01 or 2.02 above in the event that the estimated cost of such work exceeds $100,000.

ARTICLE III

Section 3.01         Severable Property.

Lessee may, at its expense, maintain, install, assemble or place on the Properties and remove and substitute any items of machinery, equipment, furniture, furnishings or other personal property used or useful in Lessee’s business and trade fixtures, including but not limited to all apparatus, inventory, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee’s business, including, but not limited to, mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing (collectively, the

“Severable Property”).  Provided, however, Lessee shall not remove any Severable Property if the absence of which would materially hinder the ability to operate any Property for its intended use (unless Lessee is replacing such item at its expense with another similar item of equal or better quality), and Lessee shall not damage or impair the value or integrity of any Property upon any such removal or detachment.

Section 3.02         Removal.

Lessee hereby grants Lessor a security interest in the Severable Property in order to secure Lessee’s obligations under this Lease.  Lessee may not remove the Severable Property at any time during the Lease Term, except in the ordinary course of business.  Upon any termination or expiration of this Lease, any and all of Lessee’s Severable Property shall be considered abandoned by Lessee and title to same vested in Lessor, and thereafter may be appropriated, sold, destroyed or otherwise disposed of by Lessor, without obligation to account therefor.

ARTICLE IV

Section 4.01         Lessee’s Assignment and Subletting.

(a)           Lessee may not assign, mortgage, convey, transfer, hypothecate or otherwise encumber all or any part of Lessee’s interest in this Lease or sublet the use of all or any part of the Properties, including but not limited to any sublease for non-residential use (individually and collectively, an “Assignment”) without obtaining Lessor’s and any Mortgagee’s prior written consent to same.  Lessee shall deliver any request for Lessor’s and Mortgagee’s consent to an Assignment at least thirty (30) days prior to the proposed effective date thereof.

(b)           For the initial five (5) years of the Term, Lessor or any Mortgagee may withhold its consent to any Assignment in its sole and absolute discretion.  Following such initial five (5) year period, so long as no default then exists hereunder, neither Lessor nor any Mortgagee shall unreasonably withhold, condition or delay its consent to any Assignment, although it shall be deemed reasonable for Lessor or any Mortgagee to withhold its consent to any Assignment if (by way of illustration and not limitation):  (i) the business reputation of the proposed assignee, or of the individuals who will be managing and operating the operations at the Properties, is unappealing to Lessor in Lessor’s reasonable discretion, (ii) Lessor has had previous unsatisfactory dealings with such assignee or the individuals who will be managing and operating the operations at the Properties, (iii) the proposed assignee or the individuals who will be managing and operating the operations at the Properties is under any investigation, or involved in any proceedings, with respect to any other health care facilities which if adversely determined could cause a suspension or revocation of any license necessary to operate such facility, or has been involved in any such investigation or proceeding in the three (3) years preceding such proposed Assignment, (iv) the creditworthiness, experience or financial stability of the proposed assignee is unsatisfactory (in Lessor’s reasonable discretion) in light of the responsibilities involved under this Lease, (v) the actual use proposed to be conducted in the Properties is other than the use existing as of the Effective Date, or (vi) the proposed assignee is either a governmental agency or quasi-governmental instrumentality.

(c)           Any Assignment shall expressly be made subject to the provisions hereof.  Lessee shall, within thirty (30) days after the execution of any Assignment, deliver a conformed copy thereof to Lessor.  Notwithstanding any Assignment, Lessee shall remain primarily liable to Lessor for the performance of all covenants of this Lease as an initial obligor, and not as a guarantor or surety.

(d)           If Lessee is a corporation, then the merger, consolidation or reorganization of such corporation and/or the sale, issuance, or transfer, cumulatively or in one transaction, of any voting stock, by Lessee or its stockholders of record of any of them as of the Effective Date, which results in a change in the voting control of Lessee shall constitute an Assignment that requires Lessor’s consent under this Lease.  If Lessee, is a joint venture, partnership or other association, then the merger, consolidation or reorganization of such joint venture, partnership or other association or the sale, issuance or transfer, cumulatively or in one transaction, within any two (2) year period of voting control or of fifty percent (50%) or more of the outstanding ownership interest in Lessee shall constitute an Assignment that requires Lessor’s consent under this Lease.  Such restrictions on voting control shall not be applicable in the event Lessee is publicly traded.  The sale of all or substantially all of Lessee’s assets shall also constitute an Assignment under this Lease.

Section 4.02         Transfer or Pledge by Lessor.

Any Lessor shall be free to sell, transfer or convey (a “Transfer”) their fee interest in the Properties or any Property or interest therein, subject, however, to the terms of this Section 4.02.  Any Transfer shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing from and after the date of the Transfer and any transferee (“Transferee”) shall be bound by the terms and provisions of this Lease, but such Transfer shall not release Lessee from its obligations to Lessor for matters arising prior to the date of such Transfer.  In the event that less than all of the Properties subject to this Lease are transferred by Lessor, then the Transferee of such Properties that are being conveyed (the “Transferred Properties”), the conveying Lessor and Lessee shall execute an addendum to this Lease releasing the Transferred Properties from the terms of this Lease, and Transferee and Lessee shall enter into a new lease (the “New Lease”) with respect to the Transferred Properties on the same terms and conditions as this Lease (with all of the terms, conditions, provisions and financial covenants governing the “Properties” under this Lease then governing and applicable to the Transferred Properties) other than (i) the Basic Rent under the New Lease shall be the amount attributable to the Transferred Properties as set forth on Exhibit B, as such amount has annually increased pursuant to the terms of this Lease, (ii) the Lease Deposit shall be a portion of the Lease Deposit then required under this Lease, equal to the amount that the Basic Rent attributable to the Transferred Properties bears to the overall Basic Rent owed prior to the Transfer, and (iii) for the purposes of the requirement set forth in Section 7.01(a)(vi), the Lessee shall be required to maintain Average Daily Occupancy for the Transferred Properties at an amount that is at least ninety percent (90%) of the actual occupancy for the Transferred Properties as of the Effective Date (as set forth on Exhibit F).  In the event of any Transfer, the “Properties” for all purposes of this Lease shall no longer include the Transferred Properties and the Basic Rent under this Lease shall be reduced based on the amounts set forth on Exhibit B and the Lease Deposit shall be proportionately reduced based on the amount that the Basic Rent attributable to the Transferred Properties bears to the overall Basic Rent owed prior to the transfer.

ARTICLE V

Section 5.01         Absolute Net Lease. All Rent payments shall be absolutely net to the Lessor free of taxes, assessments, utility charges, operating expenses, refurnishings, insurance premiums or any other charge or expense in connection with the Properties.  Except as otherwise provided herein, all expenses and charges whether capital or to be expensed, whether for upkeep, maintenance, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, taxes, utilities, and other operating or other charges of a like nature or otherwise, shall be paid by Lessee.  This Section 5.01 is not in derogation of the specific provisions of this Lease, but in expansion thereof and as an indication of the general intentions of the parties hereto.  Any present or future law to the contrary notwithstanding, this Lease shall not terminate, nor shall Lessee be entitled to any abatement, suspension, deferment, reduction, setoff, counterclaim, or defense with respect to any part of the total Rent, nor shall the obligations of Lessee hereunder be otherwise affected, by reason of:  (1) any defect in the condition, merchantability, design, construction, quality or fitness for use of the Properties or any part thereof, or the failure of the Properties to comply with any Applicable Laws, including any inability to occupy or use any such Properties by reason of such non-compliance; (2) any damage to, removal, abandonment, salvage, loss, contamination of or release from, scrapping or destruction of or any requisition or taking of any portion of the Properties or any part thereof; (3) any restriction, prevention or curtailment of or interference with the construction on or any use or any portion of the Properties or any part thereof including eviction; (4) any defect in title to or rights to any portion of the Properties or any lien on such title or rights or on any portion of the Properties; (5) any change, waiver, extension, or indulgence by Lessor or any Mortgagee; (6) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessor, Lessee or any other person, or any action taken with respect to this Lease by any trustee or receiver of Lessor, Lessee, or any other person, or by any court, in any such proceeding; (7) any claim that Lessee has or might have against any person, including without limitation any Lessor, any Mortgagee, or any vendors, manufacturer, contractor of or for any portion of the Properties; (8) any failure on the part of any Lessor to perform or comply with any of the terms of this Lease or of any other agreements; (9) any invalidity or unenforceability or illegality or disaffirmance of this Lease or any provision thereof or hereof against or by Lessor or Lessee or of any document of instrument executed in connection with this Lease or by the parties thereto; (10) the impossibility or illegality of performance by any Lessor or Lessee; (11) any action by any court, administrative agency or other governmental authority; (12) any other cause or circumstances whether similar or dissimilar to the foregoing and whether or not Lessor or Lessee shall have notice of or knowledge of any of the foregoing.  The obligations of Lessee under this Lease shall continue to be payable in all events unless such obligations shall be terminated pursuant to the express provisions of this Lease.  Lessee shall continue to perform its obligations under this Lease even if Lessee claims that Lessee has been damaged by any act or omission of any Lessor.  Therefore, except as otherwise provided by the express terms of this Lease, Lessee shall at all times remain obligated to pay Rent under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind.  Lessee’s sole right to recover damages or assert claims against Lessor by reason of a breach or alleged breach of Lessor’s obligations under this Lease shall be to prove such damages or claims in a separate cause of action against Lessor, provided that it is understood that Lessee retains and shall be permitted in such action to assert all claims arising as a result of Lessor’s acts, omissions or defaults, including but not limited to any claim that Lessor materially adversely affected Lessee’s use or occupancy of a Property, so long as Lessee continues to pay Rent and perform its obligations under the Lease as set forth in this Section 5.01.

Section 5.02         Property Capital Improvement Reserves.

Lessee shall make monthly payments for capital improvements (as defined below) to the Properties in the amount of $300 for each unit at the Properties per year (the “Capital Replacement Account”).  The Capital Replacement Account shall be in the name of Lessor and shall be held in an interest-bearing account with all interest added to the Capital Replacement Account.  Lessee shall make detailed requests for such funds in writing to Lessor (in such detail and with such information as may be required by any Mortgagee), which funds shall be made available to Lessee to make capital improvements to the Properties (or to reimburse Lessee for capital improvements made by Lessee) as reasonably approved by Lessor.  Within seven (7) business days following any such request, Lessor shall either approve the request and make mutually agreeable arrangements for the timely disbursement of the requested funds or deny the request and provide Lessee with written notice in reasonable detail specifying Lessor’s reasonable objections.  To the extent that the cost of any particular capital improvements does not exceed $5,000, or involves the replacement of items existing on the Properties on the Effective Date and such replacement involves life-safety issues required to be addressed to remain so that the Properties remain in compliance with Applicable Laws (a “Permitted Disbursement”), Lessor shall have no right to reject the request and Lessor shall promptly authorize the disbursement of such funds to Lessee for the Permitted Disbursement following Lessee’s request therefor; provided, however, Lessee recognizes that such Permitted Disbursement will be subject to the requirements of Lessor’s Mortgagee.  Lessor shall use commercially reasonable efforts to obtain the prompt consent of such Mortgagee with respect to any Permitted Disbursement, provided however that Lessor shall not be required to make any concessions, or incur any obligations or liabilities, to any Mortgagee or any other person in connection with such efforts, and Lessor shall not be in default of this Lease (and Lessee shall have no set-off rights with respect to) for any claim or assertion by Lessee that Lessor has not expended such efforts.   As used herein, the term “capital improvement” shall mean any improvement that is allowed to be capitalized under then current generally accepted accounting principles.  Any required amounts that Lessee fails to fund into the Capital Replacement Account shall be treated the same as nonpayment of “Rent” for all purposes under this Lease.  Any amounts remaining in the Capital Replacement Account shall be surrendered to Lessor at the expiration or termination of this Lease.

Section 5.03         Taxes and Assessments; Compliance With Law.

(a)           Lessee shall pay, prior to delinquency:  (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the

Term hereof imposed or levied upon or assessed against or which arise with respect to (A) the Properties, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Properties; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Properties) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder; (iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the leasing, operation, possession or use of the Properties; and (iv) all charges of utilities, communications and similar services serving the Properties.  Notwithstanding the foregoing, Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of or on Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.03(a) or by law; provided, however, that if, at any time during the Lease Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Properties or any present or future improvement or improvements on the Properties, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided.  If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term hereof; provided, however, that all amounts referred to in this Section 5.03(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised.  If any Mortgagee requires deposits for payment of real estate taxes or other Impositions to be made with such Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer the amounts to such Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Mortgagee and provide evidence thereof to Lessor.  Lessor agrees to use commercially reasonable efforts to minimize any Mortgagee requirements with respect to monthly escrows of real estate taxes, insurance or other Impositions, provided however that Lessor shall not be require to make any concessions, or incur any obligations or liabilities, to any Mortgagee or any other person in connection with such efforts, and Lessor shall not be in default of this Lease (and Lessee shall have no set-off rights with respect to) any claim or assertion by Lessee that Lessor has not expended such efforts.

(b)           Lessee shall comply with and cause the Properties to comply with and shall assume all obligations and liabilities with respect to (i) all applicable federal state and local laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated as applied to the Properties or the ownership, operation, use or possession thereof, including but not limited to with respect to any certification or licensing requirements regarding the provision of health care services, Medicare or Medicaid (collectively, “Applicable Laws”), and (ii) all contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Properties or the ownership, operation, use or possession thereof (other than covenants, conditions and restrictions imposed or created by Lessor subsequent to the Effective Date without the consent of Lessee), including, but not limited to, all such Applicable Laws, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes.

Section 5.04         Liens.

Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Properties or upon any Basic Rent, additional rent or other sums payable hereunder which arises (other than by act or omission of Lessor), including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Properties or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Properties.  Lessee may provide a bond or other security reasonably acceptable to Lessor (but in no event greater in amount than the amount of such encumbrance) to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.05 below shall be satisfied.  Nothing contained in this Lease and no action or inaction by Lessor shall be construed as giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the finishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in any Property or any portion thereof.

Section 5.05         Indemnification.

(a)           Except for the gross negligence, willful misconduct or fraud of any Indemnified Party, Lessee shall defend all actions against any Lessor and any Mortgagee of Lessor and any joint-venturer, partner, officer, director, member, employee or shareholder of the foregoing (collectively, “Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Properties, or connected with the use, condition or occupancy of any thereof, (ii) violation by Lessee of this Lease, (iii) use of the Properties, acts or omissions of Lessee or its agents, contractors, licensees, sublessees or invitees and (iv) any contest referred to herein.

(b)           The rights and obligations of Lessor and Lessee with respect to claims by Lessor against Lessee brought pursuant to this Section 5.05 and Section 5.06 shall be subject to the following conditions:

(i)            If Lessor receives notice of the assertion of any claim in respect of which it intends to make an indemnification claim under this Section 5.05 or Section 5.06, Lessor shall promptly provide written notice of such assertion to Lessee.  The notice shall describe in reasonable detail the nature of the claim and the basis for an indemnification claim under this Section 5.05 or Section 5.06, and shall be accompanied by all papers and documents which have been served upon Lessor and such other documents and information as may be appropriate to an understanding of such claim and the liability of Lessee to indemnify Lessor hereunder.  Except as required by law, the Lessor shall not answer or otherwise respond to such claim or take any other action which may prejudice the defense thereof unless and until Lessee has been given the opportunity to assume the defense thereof as required by this Section 5.05 and refused to do so.

(ii)           Upon receipt of an indemnification notice under this Section 5.05, the Lessee shall have the right, but not the obligation, to promptly assume and take exclusive control of the defense, negotiation and/or settlement of such claim; provided, however, that if the representation of both parties by Lessee would be inappropriate due to actual or potential differing interests between them, then the Lessee shall not be obligated to assume such defense, but Lessee shall be obligated to so notify Lessor within five (5) business days of such decision if Lessee declines to assume such defense. In the event of an actual, direct conflict of interest or dispute or during the continuance of an Event of Default, Lessor shall have the right to select counsel, reasonably acceptable to Lessee, and the cost of such counsel shall be paid by Lessee.  The parties acknowledge that, with respect to claims for which insurance is available, the rights of the parties to select counsel for the defense of such claims shall be subject to such approval rights as the insurance company providing coverage may have.

(iii)          The party controlling the defense of a claim shall keep the other party reasonably and timely informed at all stages of the defense of such claim in such a manner as to allow meaningful and timely participation by the non-controlling party in its own defense.  The party not controlling the defense of any claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such claim. No settlement admitting a party’s negligence or violation of any Applicable Laws shall be agreed to without the consent of such party. Each party shall reasonably cooperate with the other in the defense, negotiation and/or settlement of any such claim.  In connection with any defense of a claim undertaken by Lessee, Lessor shall provide Lessee, and its counsel, accountants and other representatives, with reasonable access to relevant books and records and make available such personnel of Lessor as Lessee may reasonably request.

Section 5.06         Permitted Contests.

(a)           After providing advance written notice to Lessor, Lessee, may contest, by appropriate legal proceedings conducted with due diligence, any Legal Requirement with which Lessee is required to comply pursuant to Section 5.03(b) or any Environmental Law, or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge, provided that unless Lessee has already paid such tax, assessment or charge (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Properties, (ii) neither the Properties nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings, and (iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon.  Lessor, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest.  Notwithstanding any other provision of this Lease to the contrary, Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to Section 5.03(b), any Environmental Law under Section 5.07, or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge which Lessee is in good faith contesting.

(b)           Without limiting the provisions of Sections 5.05 and 5.06(a), so long as no Event of Default exists and the conditions set forth in Sections 5.05 and 5.06(a) are satisfied, Lessor hereby irrevocably appoints Lessee as Lessor’s attorney-in-fact solely for the purpose of prosecuting a contest of any tax, assessment or charge which Lessee is obligated to pay.  Such appointment is coupled with an interest.  Notwithstanding the foregoing appointment, if Lessee determines it to be preferable in prosecution of a contest of a tax, assessment or charge, upon Lessee’s prior request, Lessor shall (absent any legal or other prohibition) execute the real estate tax complaint and/or other documents reasonably needed by Lessee to prosecute the complaint as to such tax, assessment or charge and return same to Lessee within a reasonable period of time.  At Lessee’s request, Lessor shall similarly cooperate to the extent necessary in connection with other contests.

Section 5.07         Environmental Compliance.

(a)           For purposes of this Lease:

(i)            the term “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all Applicable Laws, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other Applicable Laws  now or hereafter existing, relating to (i) the preservation or regulation of the public health, welfare or environment, (ii) the regulation or control of toxic or hazardous substances or materials, or (iii) any wrongful death, personal injury or property damage that is caused by or related to the growth, proliferation or reproduction, with any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials; and

(ii)           the term “Regulated Substance” shall mean and include any, each and all substances, biological and etiologic agents or materials, including medical waste, now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance, biological or etiological agent or material now or hereafter defined as or deemed to be a “regulated substance,” “pesticide,” “hazardous substance” or “hazardous waste” or included in any similar or like classification or categorization thereunder.

(b)           Lessee shall:

(i)            not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Properties in violation of Environmental Laws;

(ii)           contain at or remove from the Properties, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Properties if, as and when such containment, removal or other remedial action is required under any Legal Requirement and shall perform any containment, removal or remediation involving any Regulated Substance in a way so as to not materially adversely affect the Properties being in compliance with all Applicable Laws;

(iii)          provide Lessor with written notice (and a copy as may be applicable) of any of the following within 30 days of receipt thereof:  (A) Lessee’s obtaining knowledge or notice of any kind of the material presence, or any actual release, of any Regulated Substance in any way materially adversely affecting the Properties; (B) Lessee’s receipt or submission, or Lessee’s obtaining written notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way materially adversely affecting the Properties; or (C) Lessee’s obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way materially adversely affecting the Properties, or of the filing or recording of any lien on the Properties or any portion thereof in connection with any such action or Regulated Substance in any way materially adversely affecting the Properties.

(iv)          Lessee shall and does hereby indemnify, defend and hold harmless the Indemnified Parties from and against each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition, settlement, levy, lien removal, litigation, judgment, proceeding, disbursement, expense and/or cost (including without limitation the cost of clean-up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent or otherwise (including, but not limited to, reasonable attorneys’ fees, consultants’ fees, experts’ fees and related expenses) incurred in connection with any investigation of site conditions or clean up required by any federal, state or local governmental agency or political subdivision because of the presence of any Regulated Substance in, under or about any of the Property in violation of Applicable Laws and not caused by Lessor or its agents, contractors or employees.

ARTICLE VI

Section 6.01         Condemnation and Casualty.

(a)           General Provisions.  Except as provided in Section 6.01(b) and (c), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee’s leasehold interest in the Properties (i) if the use, occupancy or title of the Properties or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (“Condemnation”) or (ii) if the Properties or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”).  All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called “Compensation”.  Lessee may unilaterally negotiate, prosecute or adjust any claim for any Compensation with an estimated value of less than 25% of the annual rent payable with respect to the affected Property or Properties (the “Threshold Amount”), as set forth on Exhibit B.  Lessee must consult with and obtain Lessor’s consent for the negotiation, prosecution or adjustment of any claim for Compensation with an estimated value of greater than or equal to the Threshold Amount.  If the parties are unable to so agree, then they shall appoint a entity or individual that specializes in such negotiations who shall negotiate, prosecute and adjust a claim for Compensation.  Lessor shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment as contemplated herein.  Notwithstanding anything to the contrary contained in this Article VI, if permissible under Applicable Laws, any separate Compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures and equipment paid for by Lessee and which are not part of the Properties (including, without limitation, the Severable Property) and such other benefits as may be available to Lessee under Applicable Laws, shall be paid directly to and shall be retained by Lessee, so long as the provision of same does not reduce any award to Lessor (and shall not be deemed to be “Compensation”).  All Compensation shall be applied pursuant to this Section 6.01, and all such Compensation (less the reasonable expense of collecting such Compensation) is herein called the “Net Proceeds.”  Except as specifically set for herein, all Net Proceeds shall be paid to the Proceeds Trustee and applied pursuant to this Section 6.01.

(b)           Substantial Casualty or Condemnation.  If a Casualty or Condemnation shall, in Lessee’s good faith judgment, affect all or substantially all of one or more of the Properties and shall render those Properties unsuitable for restoration for continued use and occupancy in Lessee’s business and the cost of restoration exceeds the Threshold Amount, then Lessee may, in its reasonable discretion, not later than sixty (60) days after the occurrence of the Casualty or Condemnation, deliver to Lessor (i) notice of its intention (“Notice of Intention”) to terminate this Lease with respect to the affected Property or Properties on the next rental payment date which occurs not less than thirty (30) days after the delivery of such notice (the “Termination Date”) and (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty or Condemnation has rendered the applicable Property or Properties unsuitable for restoration for continued use and occupancy in Lessee’s business.  In the event Lessee does not deliver the Notice of Intention to Lessor, Lessor shall permit so much of the Net Proceeds as may be necessary to be utilized by Lessee to completely repair or restore the Properties to its or their condition immediately prior to the Casualty or Condemnation, subject to the reasonable requirements of any Lessor’s Mortgagee (including but not limited to the provisions of Section 19 of those certain Multifamily Mortgage, Assignment of Rents and Security Instruments granted by Lessor to Red Mortgage Capital, Inc. of even date herewith).  Rent shall not abate during such repair or restoration period.  Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Termination Date, this Lease shall terminate with respect to the affected Properties on the Termination Date except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have accrued on or prior to the Termination Date, and the Net Proceeds shall belong to Lessor.  Notwithstanding any termination hereunder with respect to the Properties affected by Casualty or Condemnation, the Lease shall remain in full force and effect with respect to the unaffected Properties subject only to reduction of Basic Rent shown on Exhibit B allocable to such terminated Properties (as the same may be escalated from time to time).

(c)           Less Than Substantial Condemnation or Casualty.  If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give notice of its intention to terminate this Lease as provided in Section 6.01(b), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Properties in conformity with the requirements of this Lease so as to restore the Properties (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation; provided that Lessee and Lessor shall use reasonable efforts to consider modifications which would make the Improvements a more contemporary or useful design.  If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this Section 6.01(c) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.  To the extent the Net Proceeds with respect to any Casualty or Condemnation are less than the Threshold Amount, the Net Proceeds shall be paid to Lessee to be used to rebuild, replace or repair the Properties in a lien free and good and workmanlike manner.  To the extent the Net Proceeds from any Casualty or Condemnation are greater than the Threshold Amount, the Net Proceeds shall be paid to the Proceeds Trustee and prior to any such rebuilding, replacement or repair, Lessee shall determine the maximum cost thereof (the “Restoration Cost”), which amount shall be reasonably acceptable to Lessor.  The Restoration Cost shall be paid first out of Lessee’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Lessee shall be entitled to receive the Net Proceeds from the Proceeds Trustee, but only against (i) certificates of Lessee delivered to Lessor and the Proceeds Trustee from time to time but no more often than monthly as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work and (ii) such additional documentation or conditions as Lessor or the Proceeds Trustee may reasonably require, including, but not limited to, copies of all contracts and subcontracts relating to restoration, architects’ certifications, title policy updates and lien waivers or releases.  Any Net Proceeds remaining after final payment has been made for such work and after Lessee has been reimbursed for any portions it contributed to the Restoration Cost with respect to any Casualty shall be paid to Lessee and with respect to any Condemnation shall be paid to Lessor.  In the event of any Condemnation for which there has not been a termination under Section 6.01(b), this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration or termination of the Lease Term shall be paid to Lessor, and the Basic Rent shown on Exhibit B as to the affected Property (as the same may be escalated from time to time) shall be equitably reduced.

Section 6.02         Insurance.

(a)           Lessee will maintain insurance (or shall maintain the effectiveness of any property/casualty insurance maintained by Lessor) on the Properties of the following character, and written by companies reasonably acceptable to Lessor authorized to do insurance business in Wisconsin:

(i)            All risk property coverage in amounts not less than 100% of the actual replacement value of the improvements, with a replacement cost endorsement sufficient to prevent Lessee or Lessor from becoming a co-insurer together with an agreed value endorsement.  Property deductibles shall be no greater than $50,000.00 per Property, together with coverage for loss or damage by hurricane and earthquake (to the extent wind-storm or earthquake zones exist, if at all, in the Portfolio) in the amount of the full replacement cost, after deductible (notwithstanding anything herein to the contrary, Lessor retains the right to obtain the insurance set forth in this Section 6.02(a)(i) directly, in which event Lessee shall reimburse Lessor for any and all of the costs and expenses of same);

(ii)           Commercial General Liability insurance and professional liability insurance, each including insurance against assumed or contractual liability including indemnities under this Lease, on a claims made form with the following minimum limits:  $1,000,000 each occurrence, $1,000,000 Personal & Advertising Injury; and $5,000,000 General Aggregate;

(iii)          Business interruption insurance in an amount sufficient to cover loss of Rents from the Properties pursuant to this Lease for a period of at least six (6) months;

(iv)          Worker’s compensation insurance to the extent required by Wisconsin law;

(v)           During any period of construction on the Properties, builder’s risk insurance on a completed value, non-reporting basis for the total cost of such alterations or improvements, and workers’ compensation insurance as required by Applicable Laws.  This coverage may be provided by Lessee’s all risk property insurance pursuant to Section 6.02(a)(i) herein; and

(vi)          Flood (when the Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area.

In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor, any Mortgagee, or required pursuant to any Applicable Laws.

With the exception of workers’ compensation insurance and business interruption insurance, all such policies shall name Lessor as an additional insured as its interest may appear.  If the Properties or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $50,000, Lessee promptly shall notify Lessor thereof.

(b)           Every such policy provided pursuant to clause (a)(i), above shall bear a mortgagee endorsement in favor of any mortgagee(s) or beneficiary(ies) of any Lessor identified by Lessor (whether one or more, the “Mortgagee”) under any mortgages, deeds of trust or similar security instruments creating a lien on the interest of Lessor in the Properties (whether one or more, the “Mortgage”), and any loss under any such policy shall be payable to the Mortgagee which has a first lien on such interest (if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied by Mortgagee toward restoration pursuant to Section 6.01.  If any Mortgagee requires deposits of insurance to be made with such Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to such Mortgagee or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Mortgagee. Every such policy with the exception of workers’ compensation insurance and business interruption insurance, shall name the Mortgagee as an additional insured as its interest may appear.  Every policy referred to in Section 6.02(a) shall provide that it will not be cancelled or amended except after 30 days’ written notice to Lessor and the Mortgagee and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Properties, nor by occupancy or use of the Properties for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Properties, nor by change in title to or ownership of the Properties.  The “Proceeds Trustee” shall be a financial institution selected by Lessor and reasonably approved by Lessee and may be the Mortgagee.

(c)           Lessee shall deliver to Lessor and Mortgagee (i) upon request copies of the applicable insurance policies and (ii) original or duplicate certificates of insurance, reasonably satisfactory to Lessor and Mortgagee evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made (A) upon the execution and delivery hereof and (B) at least fifteen (15) days prior to the expiration of any such insurance.  Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.02 unless Lessor is named additional insureds therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein.  Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same.

(d)           The requirements of this Section 6.02 shall not be construed to negate or modify Lessee’s obligations under Section 5.04.

(e)           Anything in this Section 6.02 to the contrary notwithstanding, any insurance which Lessee is required to obtain pursuant to Section 6.02(a) may be carried by Lessee under a “blanket” policy or policies covering other properties or liabilities of Lessee or any Affiliate of Lessee, provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.02 and provided that the coverage afforded Lessor or a Mortgagee will not be reduced or diminished or otherwise be different from that which would exist under separate policies meeting all other requirements of this Lease.

(f)            All insurance policies carried by either party covering the Property shall expressly waive any right of subrogation on the part of the insurer against the other party.  The parties hereto agree that their policies will include such a waiver clause or endorsement so long as the same is obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may request and pay the same, but shall not be obligated to do so.

(g)           Lessee shall pay all premiums for any insurance required under this Lease directly to the insurance carrier.  In the event of the failure of Lessee to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, and such failure continues for five (5) days after written notice to Lessee from Lessor of such failure, and if Lessee does not cure such failure within such five (5) day period, then Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default hereunder.

(h)           Without the prior written consent of Lessor, Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article VI to be furnished by Lessee, or increase the amounts of any then-existing insurance required under this Article VI by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Mortgagees, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease.  Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then-existing insurance required under this Article VI by securing an additional policy or additional policies.

ARTICLE VII

Section 7.01         Conditional Limitations; Default Provisions.

(a)           Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

(i)            If Lessee shall (1) fail to pay any Basic Rent, Rent, additional rent or other monetary sum when due and such failure continues for at least ten (10) days after Lessee’s receipt of written notice from Lessor of such failure; provided, however, Lessor shall not be required to provide written notice of any failure to pay Basic Rent in a timely manner more than once in any twelve (12) month period before same becomes an immediate Event of Default; or (2) fail to observe or perform any other provision hereof and such non-monetary failure shall continue for thirty (30) days after Lessee’s receipt of written notice from Lessor of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with prompt diligence and reasonable efforts be cured within such thirty (30) day period, if Lessee shall commence promptly to cure the failure and thereafter prosecute the curing thereof with prompt diligence and reasonable efforts, the time within which such failure may be cured before same shall be an Event of Default shall be extended for such period as is reasonably necessary to complete the curing thereof with prompt diligence and reasonable efforts, not to exceed one hundred eighty (180) days);

(ii)           If any representation or warranty of Lessee set forth in this Lease (or of Seller under the Sale Agreement) shall prove to be incorrect in any material adverse respect as of the time when made, in a way materially adverse to Lessor and Lessor shall suffer a material loss or detriment as a result thereof, including, without limitation, the taking of any action (including, without limitation, the demise of the Properties to Lessee herein) in reliance upon such representation or warranty and, in each case, the facts shall not be conformed to the representation and warranty as soon as practicable in the circumstances (but in no event to exceed thirty (30) days subject to reasonable extension provided that Lessee is prosecuting the cure with prompt diligence and reasonable efforts) and Lessor restored to the position it would have enjoyed had such representation or warranty been accurate at the time it was made;

(iii)          If Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any Applicable Law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any Applicable Law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within 90 days after the filing thereof;

(iv)          If a receiver, trustee or conservator of Lessee or of all or substantially all of the assets of Lessee or any of the Properties or Lessee’s or estate therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee and shall not be discharged within 90 days after such appointment, or if Lessee shall consent to or acquiesce in such appointment;

(v)           If Lessee transfers the operational control or management of any Property without the prior written consent of Lessor, or there is an Assignment without the prior written consent of Lessor, except as expressly permitted in this Lease;

(vi)          If the Average Daily Occupancy for the Properties, on a collective basis,  for any three (3) consecutive calendar months during the Term is less than ninety percent (90%) of the actual occupancy at the Properties on October 18, 2006 (as set forth on Exhibit F).  “Average Daily Occupancy” shall mean the average daily occupancy as determined on a monthly basis, with daily occupancy meaning a percentage equal to the number of residents residing at the Properties divided by the number of units at the Properties; provided, however, Lessee shall be permitted to increase the then amount of the Lease Deposit by fifty percent (50%) in order to cure any default under this Section 7.01(a)(vi), unless the Average Daily Occupancy requirement set forth herein remains unsatisfied for six (6) consecutive calendar months during the Term, in which event same shall be an Event of Default at Lessor’s election notwithstanding such increase in the Lease Deposit.  In the event that Lessee increases the Lease Deposit as set forth in the preceding sentence and subsequently satisfies the Average Daily Occupancy requirement set forth herein for three (3) consecutive calendar months, such increased amount shall be returned to Lessee except to the extent same has been applied to cure any unsatisfied obligation of Lessee hereunder;

(vii)         If Lessee fails to satisfy the Rent Coverage Requirement set forth in Section 1.08 and has not satisfied the cure provisions set forth in Section 1.08 with respect thereto;

(viii)        If any of the Properties shall have been abandoned and not maintained in the manner required hereunder for a period of at least seventy-two (72) hours; or

(ix)           If Lessee has any permit, certification or license to operate any Property as a provider of healthcare services in accordance with its intended use suspended or revoked or an order is imposed suspending its right to operate or accept residents or patients;

(b)           Upon the occurrence of an Event of Default specified in Section 7.01(a)(i)(1), Section 7.01(a)(iii), Section 7.01(a)(iv), Section 7.01(a)(v), Section 7.01(a)(viii) or Section 7.01(a)(ix), Lessor shall immediately have the right to give Lessee notice of Lessor’s termination of the Lease Term, with respect to any or all Property or Properties as the circumstances may warrant (a “Termination Notice”), in Lessor’s sole discretion.  With respect to any other Events of Default other than those specified in the preceding sentence, prior to sending a Termination Notice, Lessor shall provide Lessee with a notice of the Event of Default, specifically stating that Lessee has an additional thirty (30) days to cure the Event of Default, failing which Lessor shall have the right to terminate this Lease with respect to any or all Property or Properties as the circumstances may warrant in Lessor’s sole discretion.  In the event that Lessee fails to cure such Event of Default within such thirty (30) day period, Lessor shall be entitled to deliver a Termination Notice, with respect to any or all Property or Properties as the circumstances may warrant in Lessor’s sole discretion.  Upon the giving of any Termination Notice, the Lease Term and the estate hereby granted shall expire and terminate on such date with respect to the portion of the Portfolio for which Lessor has terminated this Lease, as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder with respect to such Properties shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(c)           Upon the occurrence of an Event of Default, Lessor shall have the immediate right (in addition to any other remedies available to Lessor at law or in equity), whether or not the Lease Term shall have been terminated pursuant to Section 7.01(b), but subject to and only in accordance with Applicable Laws, to (i) act on behalf of Lessee as Lessee’s attorney-in-fact and take such action or actions on behalf of Lessee that, in Lessor’s discretion, are necessary and prudent; (ii) reenter and repossess any Property or all of the Properties (notwithstanding that an Event of Default may exist with respect to fewer than all of the Properties) and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable.  Lessor shall be under no liability by reason of any such reentry, repossession or removal save for liability arising due to Lessor’s gross negligence or willful misconduct.  No such reentry, repossession or removal shall be construed as an election by Lessor to terminate the Lease Term unless a Termination Notice is given to Lessee pursuant to Section 7.01(b) or unless such termination is decreed by a court.  Upon any exercise of these remedies by Lessor, Lessee agrees to reasonably cooperate with Lessor and, to the extent necessary, enter into an interim management agreement with an agent of Lessor for the temporary operation of the Properties.

(d)           At any time or from time to time after a reentry, repossession or removal pursuant to Section 7.01(c), whether or not the Lease Term shall have been terminated pursuant to Section 7.01(b), Lessor may relet a Property or all of the Properties for the account of Lessee, in the name of Lessee or Lessor or otherwise, and Lessor may collect any rents payable by reason of such reletting.  Lessor shall not be liable for any failure to relet a Property or all of the Properties or for any failure to collect any rent due upon any such reletting.  Notwithstanding the foregoing, Lessor agrees to make commercially reasonable efforts to mitigate its damages under this Lease in the event Lessee actually vacates or advises Lessor that it is, as of a specified date, to vacate the Properties.  The phrase “commercially reasonable efforts,” as it relates to Lessor’s duty to attempt to relet the Properties, shall require Lessor to do only the following:  (i) notify Lessor’s management company or broker, if any, in writing of the availability of the Properties for reletting, (ii) post Lessor’s leasing contact telephone number in an appropriate area of the Properties, and (iii) show the Properties to any prospective lessee interested in the Properties and to any prospective lessee specifically referred to Lessor by Lessee.

(e)           Absent a written agreement to the contrary, no expiration or termination of the Lease Term pursuant to Section 7.01(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to Section 7.01(c) or otherwise, and no reletting of the Properties pursuant to Section 7.01(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting.  In the event of any termination of this Lease by Lessor with respect to a Property or Properties, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Property to and including the date of the termination.  After any such termination, Lessee shall forthwith pay to Lessor, at Lessor’s option as and for liquidated and agreed current damages for Lessee’s default, the sum of (i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the fair market rental value of the Property or Properties, (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the fair market rental value of the Property or Properties, and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease.  In making the above determinations, the “worth at the time of award” shall be determined using the lowest rate of capitalization (highest present worth) reasonably applicable at the time of the determination and allowed under law.  Notwithstanding the foregoing, upon any Event of Default, Lessor shall have the option not to terminate Lessee’s right to possession of the Property, in which event Lessee shall be liable for each installment of the Rent and other sums payable by Lessee to Lessor under this Lease as the same becomes due and payable, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

(f)            Lessee acknowledges that one of the rights and remedies available to Lessor under Applicable Laws is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Properties, to collect the rents, issues, profits and income of the Properties and to manage the operation of the Properties. Accordingly, upon the occurrence of an Event of Default and the lapse of any applicable cure and notice periods, Lessor shall be entitled, as one of its remedies, to seek the appointment of a receiver for the Portfolio or any portion thereof.  Lessee further acknowledges that the revocation, suspension or material limitation of a license relating to the operation of any portion of the Properties for its intended use under the laws of the State of Wisconsin will materially and irreparably impair the value of Lessor’s investment in the Properties.  Therefore, in such event, and in addition to any other right or remedy of Lessor under this Lease, Lessor may petition any appropriate court for, and Lessee hereby consents to, the appointment of a receiver to take possession of the applicable Property, to manage the operation of the applicable Property, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible any such license or to otherwise substitute the licensee.  The receiver shall be entitled to a reasonable fee for its services as a receiver.  All such fees and other expenses of the receivership estate shall be added to the monthly Rent due to Lessor under this Lease.  Subject to Applicable Laws, Lessee hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such an appointment.

Section 7.02         Bankruptcy or Insolvency.

(a)           If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee’s trustee shall fail to elect to assume this Lease within 60 days after the filing of such petition or such additional time as provided by the court, this Lease shall be deemed to have been rejected at Lessor’s option.  Immediately thereupon, Lessor shall be entitled to possession of the Property or Properties without further obligation to Lessee or Lessee’s trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor’s right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.

(b)           Neither the whole nor any portion of Lessee’s interest in this Lease or its estate in the Properties shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer.  No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor’s right to terminate this Lease for any transfer of Lessee’s interest under this Lease without such consent.

(c)           In the event of an assignment of Lessee’s interests pursuant to this Section 7.02, the right of any assignee to extend the Lease Term for any Extended Term.

Section 7.03         Additional Rights of Lessor.

(a)           No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing.  Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future.  Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor or Lessee of any provision hereof shall be deemed to have been made unless made in writing.

(b)           Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Properties or to have a continuance of this Lease after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Lease Term as herein provided, (ii) the benefits of any law which exempts property from liability for debt and (iii) any rights of redemption or reinstatement available by law or any successor law.

(c)           If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, and fails to cure the same within the relevant time periods provided in this Section 7.01, if any, Lessor, without further notice to or demand upon Lessee, and without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Property for such purpose and take all such action thereon as, in Lessor’s reasonable opinion, may be necessary or appropriate therefor.  No such entry shall be deemed an eviction of Lessee.  All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with a late charge thereon (to the extent permitted by law) at the Late Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.  The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE VIII

Section 8.01         Notices and Other Instruments.

All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery, addressed as follows:

If to Lessor:	c/o Wakefield Capital, LLC
2 Wisconsin Circle
Suite 540
Chevy Chase, Maryland 20815
Attn: Sean P. Murphy

With a copy to:	Powell Goldstein LLP
901 New York Avenue, NW
Third Floor
Washington, DC 20001-4413
Attn: Adam W. Walsh, Esq.

If to Lessee:	Harmony Living Centers LLC
N94 W17900 Appleton Avenue
Suite 101
Menomonee Falls, WI 53051
Attn: Michael Smith

With a copy to:	Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Tele: (414) 277-5131
Fax: (414) 978-8630
Attn: Michael D. Zeka, Esq.

Lessor and Lessee each may from time to time specify, by giving 15 days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder.  Notices given in accordance with this Section 8.01 shall be deemed delivered on the day after they are sent.

Section 8.02         Estoppel Certificates; Financial Information.

(a)           Lessee will, upon 15 business days’ written notice at the request of Lessor, execute, acknowledge and deliver to Lessor a certificate of Lessee, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and stating the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid and either stating that to the knowledge of Lessee no default exists hereunder or specifying each such default of which Lessee has knowledge and whether or not Lessee is still occupying and operating the Properties and such other information as Lessor shall reasonably request.  Any such certificate may be relied upon by any actual or prospective Mortgagee or purchaser of the Properties.  Lessor will, upon 15 business days’ written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge.  Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Properties.

(b)           Upon an Event of Default, Lessor and its agents and designees may enter upon and examine the Properties and examine the records and books of account and discuss the finances and business with the officers of the Lessee at reasonable times during normal business hours and on reasonable advance written notice, and subject to Applicable Laws.  Lessee shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit to the extent permitted by Applicable Laws.  Except in the event of emergency, Lessee may designate an employee to accompany Lessor, its agents and designees on such examinations.  Lessee will provide, upon Lessor’s request, all information regarding the Properties, including, but not limited to, a current list of residents, an operating statement reflecting all income and all operating expenses for the Properties to the extent permitted by Applicable Laws.  Lessor and its agents and designees may enter upon and examine the Properties and show the Properties to prospective Mortgagees and/or purchasers at reasonable times during normal business hours and on reasonable advance written notice and subject to Applicable Laws.

(c)           In addition to Lessee’s other financial and business operations reporting requirements, Lessee shall deliver to Lessor and to any Mortgagee or purchaser designated by Lessor the following information:

(i)            within ninety (90) days after the end of each fiscal year of Lessee, an audited financial statement, including a balance sheet of Lessee and its consolidated Affiliates or subsidiaries as at the end of such year, a statement of profits and losses of Lessee for such year, and a statement of cash flows of Lessee for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by qualified independent certified public accountants selected by Lessee;

(ii)           within twenty (20) days after the end of each of the fiscal quarters of Lessee a balance sheet of Lessee as at the end of such quarter, statements of profits and losses of Lessee for such quarter and a statement of cash flows of Lessee for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and certified to be true and complete (subject to year-end reconciliation) by a financial officer of Lessee having knowledge thereof, the foregoing financial statements all being prepared in accordance with generally accepted accounting principles, consistently applied.  Together with each delivery of quarterly financial information hereunder, Lessee will deliver to Lessor its calculation of the Lease Coverage Ratio required by Section 1.08(c) of this Lease;

(iii)          within twenty (20) days after the end of each month, monthly financial reports for the Properties with detailed statements of income, a balance sheet for the Properties and aged accounts receivable, detailed operational statistics regarding occupancy rates, patient mix and patient rates by type for the Properties, and a summary income statement in the templated format to be provided by Lessor;

(iv)          upon request, a copy of each cost report filed with the appropriate government agency for the Properties, if any;

(v)           within fifteen (15) days of filing, a copy of each cost report filed with the appropriate governmental agency for the Properties, and of each progress report filed with the State certificate of need authority;

(vi)          within twenty (20) days of receipt thereof, copies of surveys performed by the appropriate governmental agencies for licensing or certification purposes, and any plan of correction as approved by the State of Wisconsin for the Properties;

(vii)         within five (5) days of receipt of notice thereof, notice to Lessor of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Lessee, the result of which Proceeding could be to (i) revoke or suspend or terminate or modify in a way adverse to Lessee, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Lessee carries on any part of the intended use of the Properties, or (ii) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid or Medicare or any successor or substitute therefor, or seek return of or reimbursement for any funds previously, advanced or paid pursuant to any such program, or (iii) impose any bed hold, limitation on patient admission or similar restriction on any Property, or (iv) prosecute any party with respect to the operation of any activity on the Properties or enjoin any party or seek any civil penalty in excess of Five Thousand Dollars ($5,000.00) in respect thereof;

(viii)        as soon as it is prepared in each year of the Term, a capital and operating budget for each of the Properties for that and the following year in the templated format to be provided by Lessor;

(ix)           with reasonable promptness, such other information respecting the financial condition and affairs of Lessee and the Properties as Lessor may reasonably request from time to time including, without limitation, any such other information as may be available to the administrator of the Property to the extent permitted by Applicable Laws; and

(x)            at times reasonably required by Lessor, and upon request as appropriate, audited year-end information and unaudited quarterly financial information concerning the Properties and Lessee as Lessor may require for inclusion in any registration statement filed under the Securities Act of 1933 or any periodic or current report filed under the Securities Exchange Act of 1934 or any successor laws.

(d)           Lessee specifically agrees that Lessor and its Affiliates may include financial information and such information concerning the nature and operation of the Properties which does not violate the confidentiality of the Property-patient relationship, the physician-patient privilege and other privileged and restricted matters under Applicable Laws, in offering memoranda or prospectus, or similar publications in connection with syndications or public or private offerings of Lessor or any of its Affiliates’ securities or interests (including those of any successor to any of same), and any other reporting requirements under Applicable Laws.  Lessee agrees to provide such other reasonable information necessary with respect to Lessee and the Property to facilitate a public or private offering or to satisfy Securities Exchange Commission or other regulatory disclosure requirements.  Lessor shall provide to Lessee a copy of any information prepared by Lessor to so be published or filed and Lessee shall have ten (10) days after receipt of such information to notify Lessor of any corrections and matters which shall not be disclosed.

ARTICLE IX

Section 9.01         No Merger.

There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Properties by reason of the fact that the same person acquires any portion or interest, or holds any portion or interest, directly or indirectly, of this Lease, the leasehold estate hereby created, any interest herein or in such leasehold estate, the fee estate in any Property or the Properties, any interest in such fee estate, or interest in any business entity comprising Lessor

Section 9.02         Surrender of Possession/Transfer of Operations.

(a)           Lessee shall, on or before the last day of the Term, or upon earlier termination of this Lease (except for terminations as the result of Casualty or Condemnation):  (1) surrender to Lessor the Properties (including obtaining all Severable Property and all patient charts and resident records from the party in possession of such records (subject to Applicable Laws), along with appropriate patient and resident consents if necessary, and inventories and supplies at normal operating levels) in good condition and repair, ordinary wear and tear excepted, (b) upon Lessor’s written request, shall to the greatest extent permitted by law, transfer to Lessor or its designees or assigns, or ensure that the proper party transfers to Lessor or its designees the following: (i) all federal, state or municipal licenses, certifications, certificates, approvals, permits, variances, waivers, provider agreements and other authorizations certificates which relate to the operation of the healthcare business at the Properties, except for the right to the use of Lessee’s name; and (ii) the names of the facilities comprising the Properties as then known to the general public, (c) prepare and file all notices required by Applicable Laws in connection with such termination, and (d) execute an Exit Operations Transfer Agreement (the “Exit Agreement”).  In the event Lessee fails or refuses to transfer or to assist in the proper party’s transfer of any such license, certification, approval, permit, variance, waiver, provider agreement, other authorization or trade name, this provision shall constitute an act of assignment by Lessee to Lessor or its assigns without the necessity of any further written instrument.

(b)           In the event of a termination or expiration of the Lease for any reason, Lessor (or an agent appointed by Lessor) shall have the option of taking over the operation of the healthcare business at the Properties or to have the operation of the business taken over by a designee, without assuming any of Lessee’s liability or obligations.  Lessor shall give Lessee written notice of Lessor’s intent to exercise the right set forth above, in which event, upon the approval of the appropriate Wisconsin and federal health care agencies of the change of ownership, Lessee shall immediately turn over possession and control of the healthcare business at the Properties without any further action having to be taken on the part of Lessor.

(c)           Pending a transfer of the operational control of any Property to Lessor or its nominee at the expiration or termination of this Lease or a portion thereof, Lessee covenants as follows:

(i)            Lessee will not effect any changes in salaries (other than normal merit raises and the pre-announced wage increases of which Lessor has knowledge) or employment agreements, if any, without the advance written consent of Lessor other than customary raises to non-officers at regular review dates; and will not hire any additional employees except in good faith in the ordinary course of business.

(ii)           Lessee will provide all necessary information requested by Lessor or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of such Property, and Lessee will use its reasonable efforts to cause the operating healthcare license to be transferred to Lessor or to Lessor’s nominee.

(iii)          Lessee shall use its reasonable efforts to keep the business and organization of such Property intact and to preserve for Lessor or its nominee the goodwill of the suppliers, distributors, residents and others having business relations with Lessee with respect to each such Property.

(iv)          Lessee shall engage only in transactions or other activities with respect to such Property which are in the ordinary course of its business and shall perform all maintenance and repairs reasonably necessary to keep such Property in satisfactory operating condition and repair, and shall maintain the supplies and foodstuffs at levels which are consistent and in compliance with all health care regulations, and shall not sell or remove any personal property except in the ordinary course of business.

(v)           Lessee agrees to fully cooperate with Lessor or its nominee in supplying any and all information that may be reasonably required to effect an orderly transfer of such Property.

(vi)          Lessee shall provide Lessor or its nominee with full and complete information of the employees of such Property and shall reimburse Lessor or its nominee for all outstanding accrued employee benefits, including accrued vacation, sick and holiday pay calculated on a true accrual basis, including all earned and a prorated portion of all unearned benefits.

(vii)         To more fully preserve and protect Lessor’s rights under this Section 9.02, Lessee does hereby make, constitute and appoint Lessor and any Mortgagee as its true and lawful attorney-in-fact, for it and in its name, place and stead to execute and deliver all such instruments and documents, and to do all such other acts and things, as Lessor or any Mortgagee may reasonably deem to be necessary or desirable to protect and preserve the rights granted under this Section 9.02, including, without limitation, the preparation, execution and filing with the Board of Health of the State of Wisconsin or other appropriate agency of the State of Wisconsin or department any and all required “Letters of Responsibility” or similar documents.  Lessee further hereby grants to Lessor and any Mortgagee the full power and authority to appoint one or more substitutes to perform any of the acts that Lessor is authorized to perform under this Section 9.02, with a right to revoke such appointment of substitution at Lessor’s or any Mortgagee’s pleasure.  The power of attorney granted pursuant to this Section is coupled with an interest and therefore is irrevocable.  Any person dealing with Lessor or any Mortgagee may rely upon the representation of Lessor or Mortgagee relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Lessor or any Mortgagee that this power of attorney is in full force and effect.  Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Lessor or any Mortgagee, and may be relied upon by any person to the same extent as though the copy were an original.  Anyone who acts in reliance upon any representation or certificate of Lessor or any Mortgagee, or upon a reproduction of this Lease, shall not be liable for permitting Lessor or any Mortgagee to perform any act pursuant to this power of attorney.

The obligations of Lessee under this Section 9.02 shall be limited to Lessee using reasonable efforts to cause the foregoing to be completed, without unreasonable expense to Lessee and only subject to Applicable Laws.

Section 9.03         Assumption.

In the event of a consolidation of Lessee with one or more persons or the sale or other disposition of all or substantially all of the assets of Lessee to one or more persons (subject to Lessor’s prior written consent unless otherwise expressly set forth in this Lease), Lessee shall cause the surviving entity or transferee of assets, as the case may be, to deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder.

Section 9.04         Separability; Binding Effect; Governing Law.

Each provision hereof shall be separate and independent, and the breach of any provision shall not discharge or relieve any obligations hereunder.  Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law.  If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto.  All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto.

Section 9.05         Table of Contents and Headings; Internal References.

The table of contents and the headings of the various Sections and exhibits of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease.  Unless stated to the contrary, any references to any Section, subsection, Exhibit and the like contained herein are to the respective Section, subsection, Exhibit and the like of this Lease.

Section 9.06         Counterparts.

This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.

Section 9.07         No Lessor Liability.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a material consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of any partner, director, member, officer, employee or shareholder of any Lessor (or any of its Affiliates, including partners, members, officers, employees, directors or shareholders of any such Affiliates), its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, and any liability on the part of any respective Lessor shall be limited solely to such respective Lessor’s interests in the Property owned by such Lessor, such exculpation of liability to be absolute and without any exception whatsoever.  Lessee acknowledges that it possesses sole responsibility for, and any liability resulting from, the operation of the Properties and/or the services to be rendered to the residents of the Properties.  Lessor is expressly relying upon Lessee’s expertise in the management and operation of assisted living facilities and Lessee acknowledges that Lessor will have no involvement whatsoever in Lessee’s operation and management of the Properties and the provision of services to residents of the Properties.

Section 9.08         Amendments and Modifications.

Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.

Section 9.09         Consent of Lessor.

Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld, conditioned or delayed.  Lessee’s sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief.  In no circumstance will Lessee be entitled to damages with respect to the failure to grant any consent or approval

Section 9.10         Quiet Enjoyment.

Lessor agrees that, subject to the rights of Lessor under Article VII of this Lease, Lessee shall hold and enjoy the Properties during the term of this Lease, free from any hindrance or interference from Lessor or any party claiming by, through or under Lessor.  During the Term of this Lease, Lessor shall not grant easements, change zoning or enter into any binding restrictions to affect or encumber the Properties which could adversely affect the operations of Lessee at the Properties without the prior written consent of Lessee.

Section 9.11         Holding Over.

If Lessee remains in possession of the Properties, or any part thereof, after the expiration or other termination of the Lease Term or any Extended Term, without Lessor’s express written consent, Lessee shall be guilty of an unlawful detention of the Properties and shall be liable to Lessor for damages for use of and Property or the Properties during the period of such unlawful detention at a rate equal to 125% of the Basic Rent and 100% of all other amounts which would be payable during the Term hereof.  In the event of such unlawful detention, Lessee shall indemnify and hold Lessor harmless from and against any and all claims, suits, proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, attorneys’ fees and disbursements, asserted against or incurred by Lessor, as a result of such unlawful detention.  Notwithstanding the foregoing, Lessor shall be entitled to such other remedies and damages provided under this Lease or at law or in equity.

Section 9.12         Subordination, Non-Disturbance and Attornment.

Notwithstanding anything to the contrary in this Lease, this Lease and Lessee’s interest hereunder shall be subject, subordinate and inferior to any mortgage or other security instrument granted or entered into by Lessor in connection with any loan or loans by which Lessor acquired any Property or the Properties, and any mortgage or other security instrument hereafter placed upon any Property or the Properties by Lessor, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such mortgage (or a separate subordination, non-disturbance and attornment agreement (“SNDA” or “Subordination, Non-Disturbance and Attornment Agreement”), entered into between Lessee and the Mortgagee in whose favor such mortgage was granted) shall provide for the recognition of this Lease and all Lessee’s rights hereunder unless and until an Event of Default exists.  Lessor shall be free to obtain or refinance any loan secured by any or all of the Properties, and in such event, Lessee shall execute any and all documents that such Mortgagee reasonably required in connection with such financing, including any SNDA so long as the same do not materially adversely affect any right, benefit or privilege of Lessee under this Lease or increase Lessee’s obligations under this Lease

Section 9.13         Purchase Rights.

The extent of Lessee’s rights to purchase the Properties are set forth in Exhibit D hereto.

Section 9.14         Joint and Several.

HLC shall be jointly and severally liable for any and all obligations and liabilities of Lessee arising under or in connection with this Lease.  RV shall only be liable for the portion of such obligations attributable to the Riverview Village facility, and HOF shall only be liable for the portion of such obligations attributable to the Brenwood Park facility.

Section 9.15         Choice of Law.

This Lease shall be construed in accordance with the laws of the State of Wisconsin.

Section 9.16         (Intentionally deleted).

Section 9.17         Waiver of Jury Trial and Arbitration.

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Any controversy or claim between the parties arising out of or relating to this Agreement which cannot be resolved by agreement of the parties upon written demand of either party to the other, shall be exclusively settled by binding arbitration before a panel of three (3) arbitrators in Milwaukee, Wisconsin, in accordance with the rules then in effect of the American Arbitration Association (“AAA”), except that the arbitrators shall apply Wisconsin law (without regard to its choice of law or conflict of law principles) with respect to all substantive matters in the arbitration proceedings.  Each party shall select a arbitrator from the list of approved AAA arbitrators in Wisconsin and such arbitrators shall select a third arbitrator.  The arbitrators may, in their discretion, award the prevailing party reasonable attorney’s fees and expenses, costs, or disbursements incurred by the prevailing party in the arbitration.  The parties agree that punitive, treble, or any other like style of multiple damages shall not be awarded under any circumstances.  The parties further agree to consider themselves bound by, and shall pay the costs and fees of arbitration in accordance with, any award made by the arbitrator, and that a judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 9.18         Recordation.

Lessee shall be permitted to record a Memorandum of this Lease in the form of attached Exhibit C.

Section 9.19         Facility Trade Names.

If this Lease is terminated in any respect as a result of Lessee’s default, Lessor shall be permitted to use the name(s) under which the Property has done business during the Term (the “Facility Trade Names”).  Lessee shall not after any termination use any Facility Trade Name in the same market in which the applicable Property is located in connection with any business that competes with such Property.

Section 9.20         Participation in Medicare or Medicaid Certification Actions or Certificate of Need or Licensing Revocation Actions.

Lessor shall have the right, at Lessee’s sole cost and expense and with counsel chosen by Lessor, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated involving any notice of noncompliance with conditions of participation under Title 18 or 19 of the Social Security Act, or citations for violations of regulations, standards and requirements issued by the State of Wisconsin, or any legal proceeding or action to revoke any certificate of need or license necessary to the use of any Property.

Section 9.21         Commissions.

Lessee represents and warrants to Lessor that no real estate commission, finder’s fee or the like is due and owing to any person in connection with this Lease (other than as expressly set forth in the Sale Agreement).  Lessee agrees to save, indemnify and hold Lessor harmless from and against any and all claims, liabilities or obligations for brokerage, finder’s fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessee.  Lessor agrees to save, indemnify and hold Lessee harmless from and against any and all claims, liabilities or obligations for brokerage, finder’s fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessor.

Section 9.22         Characterization of Rents.

Anything contained in this Lease to the contrary notwithstanding no portion of the Rent or any other amount to be paid to Lessor hereunder shall be based, in whole or in part, on either (i) the income or profits derived by the business activities of the Lessee or any of its Affiliates, or (ii) any other formula such that any portion of any amount received by Lessor would fall to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.  The parties agree that this Section 9.22 shall not be deemed waived or modified by implication, but may be waived or modified only by an instrument in writing explicitly referring to this Section by number.

Section 9.23         Determination of Days.

Whenever under the terms of this Lease the expiration of a time period for performance falls on a day that is not a business day, such time for performance shall be extended to the next business day; for the purposes of this Lease, a “business day” shall be any day other than a Saturday, Sunday, any federal government holiday or any day in which banks in the State of Maryland or State of Wisconsin are generally closed.

Section 9.24         Security Interest.

In order to secure Lessee’s obligations under this Lease, Lessee hereby grants Lessor a security interest in certain additional property of Lessee pursuant to the terms of those certain Subordination, Assignment and Security Agreements of even date herewith by and between Lessor, Lessee and Red Mortgage Capital, Inc.

Section 9.25         Operating Covenants.

(a)           Lessee acknowledges that as of the date of this Lease, Lessee and the Property are not certified to participate in any Medicaid assisted living waiver program (“Program”), and will not submit any request to participate in the Program without Lessor’s prior written consent The foregoing shall not be deemed to prohibit Lessee’s continuing participation in any state, county or municipal sponsored programs, or successors thereto, in which Lessee participated on the Effective Date, provided, however, Lessee certifies, represents and warrants that there has not been and there is currently not pending or threatened any claim, penalty, investigation or other action by or on behalf of any court or administrative or other governmental body against Lessee resulting from a failure to comply with the conditions of participation in such programs, or any other laws or regulations involving governmental reimbursement, and the occurrence of any of same during the term of the Lease shall be an Event of Default hereunder.

(b)           Lessee further covenants and agrees that it shall limit the use and occupancy of the Property to residents that meet the standards for independent living or assisted living, and that it shall not provide or contract for inpatient skilled nursing care at the Property.  The foregoing shall not be deemed prohibit Lessee from fulfilling its regulatory and contractual responsibilities of permitting residents to directly contract with third party home health, therapy, ancillary service or hospice providers for services not provided by Lessee.  Lessee shall provide kitchens, separate bathrooms, and areas for eating, sitting and sleeping in each independent living or assisted living unit or at a minimum, central bathing facilities for Alzheimer’s/dementia care, as are provided as of the date of this Lease Lessee shall provide other facilities and services normally associated with independent living or assisted living units, including, without limitation, (i) central dining services providing up to three meals per day, (ii) periodic housekeeping, (iii) laundry services, (iv) customary transportation services, and (v) social activities.

(c)           Lessee shall not lease or holds available for lease to commercial tenants non-residential space (i.e., space other than the units, dining areas, activity rooms, lobby, parlors, kitchen, mailroom, marketing/management offices) exceeding ten percent (10%) of the net rental area of any Property; or,

(d)           Lessee shall not take any action or permits to exist any condition that causes the any of the Property to be no longer classified as housing for older persons pursuant to the Fair Housing Amendments Act of 1988 and the Housing for Older Persons Act of 1995.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

LESSOR:

[ALL OWNERS LISTED ON A-1]

By: Wakefield Capital, LLC, a Delaware limited liability company, their sole member

By:
Name: Tim O’Brien
Title: Authorized Officer

LESSEE:

HARMONY LIVING CENTERS LLC

By:
Name: Guy W. Smith
Title: Managing Member

HARMONY OF FRANKLIN, LLC

By: Harmony Living Centers LLC, a Wisconsin limited liability company, its managing member

By:
Name: Guy W. Smith
Title: Managing Member

RIVERVIEW VILLAGE, LLC

By: Harmony Living Centers LLC, a Wisconsin limited liability company, its managing member

By:
Name: Guy W. Smith
Title: Managing Member

EXHIBIT A
OWNERS, DESCRIPTIONS AND ADDRESSES

Name of Facility	Address	Owner

“Riverview Village”	W176 N9430 River Crest Drive, Menomonee Falls WI 53051	WC-Riverview Village LLC

“Sheboygan”	3315 and 3319 Superior Drive, Sheboygan WI 53081	WC-Sheboygan LLC

“Stoughton”	2321 Jackson Street, Stoughton WI 53589	WC-Stoughton LLC

“Manitowoc”	2115 Cappaert Road, Manitowoc WI 54220	WC-Manitowoc LLC

“Two Rivers”	4606 Mishicot Road, Two Rivers WI 54241	WC-Two Rivers LLC

“Racine”	8500 and 8600 Corporate Drive, Racine WI 53406	WC-Racine LLC

“Madison”	705 Ziegler Road, Madison WI 53714	WC-Ziegler Road LLC

“Kenosha”	3109 30th Avenue, Kenosha WI 53144	WC-Kenosha LLC

“Denmark”	346 Scandinavian Court, Denmark WI 54208	WC-Denmark LLC

“Terrace Court”	3312 and 3402 Terrace Court, Wausau WI 54401	WC-Terrace Court LLC

“Green Bay”	1450 S. Military Avenue, Green Bay WI 54304	WC-Green Bay LLC

“McFarland”	5206 Paulson Court, McFarland WI 53558	WC-McFarland LLC

“Wisconsin Rapids”	2230 14th Street, South and 2230 James Court, Wisconsin Rapids WI 54494	WC-Wisconsin Rapids LLC

“Stevens Point”	1800 Bluebell Lane and 1801 Lilac Lane, Stevens Point WI 54481	WC-Stevens Point LLC

“Brenwood Park”	9535 West Loomis Road, Franklin WI 53132	WC-Franklin LLC

A-1

EXHIBIT A-1

PROPERTY LEGAL DESCRIPTIONS

A-1-1

EXHIBIT B

ALLOCATION OF RENT AMONG PROPERTIES

Facility Name	Annual Aggregate Basic Rent	Monthly Basic Rent
Sheboygan	$920,000.00	$76,666.67
Stoughton	$208,000.00	$17,333.33
Manitowac	$483,861.68	$40,321.81
Two Rivers	$296,929.92	$24,744.16
Racine	$960,000.00	$80,000.00
Madison	$456,000.00	$38,000.00
Kenosha	$416,000.00	$34,666.67
Denmark	$144,000.00	$12,000.00
Terrace Court	$848,000.00	$70,666.67
Green Bay	$380,808.40	$31,734.03
McFarland	$419,344.80	$34,945.40
Wisconsin Rapids	$248,000.00	$20,666.67
Stevens Point	$1,096,000.00	$91,333.33
Riverview	$603,055.20	$50,254.60
Franklin	$520,000.00	$43,333.33
Total	$8,000,000.00	$666,666.67

B-1

EXHIBIT C

Memorandum of Lease

MEMORANDUM OF LEASE

Document Number	Document Title

KNOW ALL MEN BY THESE PRESENTS that on the        day of January, 2007, those Owners listed on attached Exhibit A (“Landlord”) and HARMONY LIVING CENTERS LLC, RIVERVIEW VILLAGE, LLC and HARMONY OF FRANKLIN, LLC (“Tenant”) entered into a Lease for several properties including those premises described on attached Exhibit B (the “Premises”).

The initial term of the Lease will commence on January        , 2007 and terminate ten (10) years thereafter. Tenant has two (2) options to extend the term of the Lease for successive periods of five (5) years each.  The Lease further grants Tenant the option to purchase the Premises upon the expiration of the Lease.

This Memorandum of Lease shall be recorded in the office of the Register of Deeds for the County shown on Exhibit B for the sole purpose of providing notice of the existence and the general terms of the Lease.

Recording Area

Name and Return Address

Michael D. Zeka, Esq. Quarles & Brady LLP 411 E. Wisconsin Avenue Milwaukee, WI 53202-4497

Parcel Identification Number (PIN)

IN WITNESS WHEREOF, the undersigned have executed this Memorandum as of the date first above written.

LANDLORD:

WAKEFIELD CAPITAL, LLC, a Delaware limited liability company, as the Sole Member of Landlord

By:

TENANT:

HARMONY LIVING CENTERS LLC, a Wisconsin limited liability company, for itself and as Managing Member of Riverview Village, LLC and Harmony of Franklin, LLC

By:
Guy W. Smith, Managing Member

STATE OF	)
	)	ss.
COUNTY OF	)

I HEREBY CERTIFY that on this        day of January, 2007, before me, a Notary Public for the state and county aforesaid, personally appeared                                        ,                                of Wakefield Capital, LLC, known to me or satisfactorily proved to be the person whose name is subscribed to the foregoing instrument.

IN WITNESS WHEREOF, I have set my hand and Notarial Seal the day and year first above written.

Notary Public, State of
My Commission expires:

STATE OF WISCONSIN	)
	)	ss.
COUNTY OF MILWAUKEE	)

I HEREBY CERTIFY that on this      day of January, 2007, before me, a Notary Public for the state and county aforesaid, personally appeared Guy W. Smith, Managing Member of Harmony Living Centers LLC, known to me or satisfactorily proved to be the person whose name is subscribed to the foregoing instrument.

IN WITNESS WHEREOF, I have set my hand and Notarial Seal the day and year first above written.

Notary Public, State of Wisconsin
My Commission expires:

This instrument was drafted by:
Michael D. Zeka, Esq.
Quarles & Brady LLP
411 E. Wisconsin Avenue
Milwaukee, WI 53202-4497

EXHIBIT D

Purchase Option

For so long as this Lease remains in full force and effect and so long as no default by Lessee then exists under the Lease, Lessee shall have the following rights with respect to the Properties as are set forth in this Exhibit D.  This Exhibit D shall be deemed a part of the Lease, and shall be governed by and subject to the terms of the Lease.  Capitalized terms not defined in this Exhibit D shall have the meanings ascribed to such terms in the Lease.

1.             Purchase Option

1.1           Upon the expiration of the Term (including any Extended Term), Lessee shall have the right to purchase all of the Properties then subject to the Lease for the greater of (i) $100,000,000.00 (or, if less than all of the Properties originally purchased pursuant to the Sale Agreement remain subject to the Lease at the expiration of the Term, such amount shall be the allocable portion of the Purchase Price paid pursuant to the Sale Agreement that was allocable to the Properties that remain subject to the Lease) or (ii) the then fair market value of the Properties as determined by appraisal as set forth in Section 1.4 below (such greater amount being the “Purchase Price”).  The aforementioned right of Lessee is hereinafter referred to as the “Purchase Option”.  The Purchase Option is subject to the terms and conditions hereinafter set forth in this Exhibit D.

1.2           In order to validly elect the Purchase Option, Lessee must deliver written notice of such exercise to Lessor no later than six (6) months prior to the expiration of the Term and not earlier than nine (9) months prior to the expiration of the Term.  Failure to deliver such written notice shall render the Purchase Option null and void.  The election by Lessee of the Purchase Option shall be irrevocable.

1.3           For the purposes of the Purchase Option, the fair market value of the Properties shall be determined as a single valuation as set forth in this Exhibit D.  Any appraisers shall be instructed to prepare an appraisal of the Properties in accordance with the following instructions:

The Properties are to be valued upon the three conventional approaches to estimate value known as the Income, Sales Comparison and Cost Approaches.  Once the approaches are completed, the appraiser correlates the individual approaches into a final value conclusion.

The three approaches to estimate value are summarized as follows:

Income Approach:  This valuation approach recognizes that the value of the operating tangible and intangible assets can be represented by the expected economic viability of the business giving returns on and of the assets.

Sales Comparison Approach:  This valuation approach is based upon the principle of substitution.  When a facility is replaceable in the market, the market approach assumes that value tends to be set at the price of acquiring an equally desirable substitute facility.  Since healthcare market conditions change and frequently are subject to regulatory and financing environments, adjustments need to be considered.  These adjustments also consider the operating differences such as services and demographics.

Cost Approach:  This valuation approach estimates the value of the tangible and intangible assets.  Value is represented by the market value of the land plus the depreciated reproduction cost of all improvements and equipment.

1.4           For the purposes of the Purchase Option, fair market value shall be determined in accordance with the following procedures:

(i)            The parties shall select an appraiser by mutual written agreement, who shall determine the fair market value and the amount thereof shall be binding and conclusive upon Lessor and Lessee.

(ii)           If, within a reasonable time after Lessee’s exercise of the Purchase Option (not to exceed thirty (30) days), the parties fail to mutually select such a single appraiser to determine fair market value, or if the agreed-upon appraiser fails to determine the fair market value within forty-five (45) days of after Lessee’s exercise of the Purchase Option, either party may select an appraiser and notify the other party in writing of the name, address and qualifications of such appraiser.  Within ten (10) days following receipt of notice of the appraiser selected by a party, the other party shall select an appraiser and notify the other party of the name, address and qualifications of such appraiser (failing which the determination of the initial selected appraiser shall be binding).  Such two appraisers shall endeavor, within no more than twenty (20) days from the selection of the second appraiser, to agree upon the fair market value based on a written appraisal made by each of them.  If such two (2) appraisers shall agree upon a fair market value within such twenty (20) day time period, the amount of such fair market value as so agreed shall be binding and conclusive upon Lessor and Lessee.

(iii)          If such two (2) appraisers shall be unable to agree upon a fair market rental value within twenty (20) days after the selection of the second appraiser, then such appraisers shall advise Lessor and Lessee of their respective determination of the fair market rental value and such appraisers shall, within ten (10) days thereafter, mutually select a third (3rd) appraiser to make the determination of fair market value. The selection of the third (3rd) appraiser and the amount of the fair market value determined by such appraiser shall be binding and conclusive upon Lessor and Lessee.

(iv)          If such two (2) appraisers shall be unable to agree upon the designation of a third (3rd) appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third (3rd) appraiser does not make a determination of fair market value within twenty (20) days after his selection, then the fair market value shall be the average of the determination of the fair market value made by each of the appraisers selected by Lessor and Lessee.  Such average shall be binding and conclusive upon Lessor and Lessee.

(v)           All appraisers selected or appointed pursuant to this section shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease or this Exhibit D, (C) be registered in Wisconsin if Wisconsin provides for or requires such registration and (D) have at least five (5) years experience in the appraisal and valuation of assisted living facilities.  The cost of the appraisal procedure described in this Exhibit D shall be borne by Lessor and Lessee equally.

1.5           Upon the determination of fair market value as set forth above, Lessee shall deposit five percent (5%) of the Purchase Price as a non-refundable deposit with an escrow agent mutually acceptable to the parties. Lessor and Lessee shall close on the conveyance of the Properties pursuant to the Purchase Option within sixty (60) days of the determination of fair market value pursuant to Section 1.4, which conveyance shall be on an as-is basis without representation or warranty from Lessor. Any failure of Lessee to close (other than as a result of Lessor’s refusal to close) within such 60 day period shall render the Purchase Option null and void.  In addition to the Purchase Price,  Lessee shall pay all closing costs and expenses in connection with the transfer of the Properties to Lessee (other than attorneys’ fees of Lessor), including but not limited to all real property conveyance or transfer fees or deed stamps; title search fees, title insurance commitment fees, and title insurance premiums;  survey fees; environmental assessment fees; and fees of any escrow agent.

EXHIBIT E

Intentionally Deleted

E-1

EXHIBIT F

Average Daily Occupancy Rates as of Effective Date

F-1